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Inovio Biomedical Grants Wyeth Pharmaceuticals License to Develop Infectious Disease DNA
Vaccines

SAN DIEGO, November 7, 2006 — Inovio Biomedical Corp. (AMEX: INO), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery, announced today that it has granted Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), a worldwide non-exclusive license to its DNA delivery technology for intramuscular applications of certain therapeutic DNA vaccines. Under the terms of the agreement, Inovio will receive from Wyeth a $4.5 million upfront license fee, annual license maintenance fees, research support, and up to $60 million in payments based on successful completion of clinical and regulatory milestones. Inovio would exclusively supply Wyeth with electroporation devices for the vaccines included in the license agreement and would receive royalties on the sale of products covered by the license.

“We are pleased to add Wyeth to the list of corporate partners using our enabling MedPulser® DNA Delivery System to develop DNA vaccines for the treatment of debilitating diseases caused by a variety of viruses,” stated Avtar Dhillon, MD, president and CEO of Inovio. “We believe this speaks to the enabling capabilities of our technology, the breadth of our clinical experience as well as the strength of our DNA electroporation patent estate. We remain committed to commercializing our delivery technology with a top-tier vaccine company such as Wyeth as we strive to build the world’s leading DNA vaccine delivery franchise.”

About Inovio’s DNA Delivery Technology

DNA vaccines have the potential to by-pass the numerous problems that plague conventional vaccines. For example, DNA vaccines may be better in stimulating cellular immunity necessary to fight chronic infection or diseases such as cancer. Despite this promise, vaccination using DNA plasmids alone, without enhanced delivery, has not been shown to reach the threshold for clinical benefit.

Intramuscular delivery of DNA vaccines using Inovio’s proprietary electroporation technology has been shown in primate studies to boost the immune response by orders of magnitude over DNA plasmid alone. Plasmid-based vaccines induced higher levels of antibodies and T-cell responses when delivered via electroporation, suggesting the potential to provide better protection from infectious diseases such as HIV and hepatitis C.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on a cancer ablation therapy and development of multiple DNA vaccines. Inovio is commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy and its delivery platform for gene-based treatments.

SECTA is designed for local treatment of solid tumors, with selective killing of cancer cells while preserving surrounding healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and a Phase I trial for breast cancer.

Merck, Vical, University of Southampton and H. Lee Moffitt Cancer Center are conducting phase I clinical studies of novel gene-based therapies and DNA vaccines delivered using Inovio’s electroporation-based technology. Innogenetics and Pharmexa are conducting DNA vaccine clinical studies using the company’s recently acquired DNAvax® technology. Inovio is a leader in developing human therapeutic applications of electroporation and DNA vaccination, with the industry’s most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical results referenced in this release may not be indicative of results achievable from testing in humans), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators , including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the year ended December 31, 2005, our Form 10-Q for the six months ended June 30, 2006, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.